Organetix and KidFitness Amicably Terminate Definitive Share Exchange Agreement Signed on August 13, 2007

New York, N.Y. (10/09/2007)  --  Organetix, Inc.  (OTCBB:  OGTX) has today announced the amicable termination of the Share Exchange Agreement (“Exchange Agreement”) executed with KidFitness, Inc. ("KidFitness") on August 13, 2007 (“Termination”).  Pursuant to the Termination Agreement executed today by the Company and KidFitness, the parties have mutually released one another from any and all liability related to the Exchange Agreement. Today, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission, disclosing the material terms of the Termination and the entire Termination Agreement will be filed as an exhibit thereto.

Commenting on the Termination, Organetix CEO Seth Shaw explained, "As the parties progressed through the due diligence period, it became clear that certain material terms of the Exchange Agreement could not be agreed to, resulting in the inability to complete the proposed transaction.  Moving forward, management is actively seeking a potential acquisition candidate to create shareholder value.  While we are disappointed at this outcome, management will continue to work diligently for the shareholders to find and complete a merger or acquisition in the future."